Exhibit 99.1
FOR IMMEDIATE RELEASE
Brown-Forman Names General Counsel
LOUISVILLE, Ky.—(BUSINESS WIRE)—Oct. 17, 2007—Brown-Forman (NYSE:BFB) (NYSE:BFA) announced today the appointment of Matthew E. Hamel to the position of general counsel, effective October 30, 2007. He succeeds Michael B. Crutcher, who retired from the company at the end of August.
As general counsel, Hamel will lead Brown-Forman’s legal team, overseeing the traditional legal activities related to trademarks, regulatory compliance, trade practices, litigation, corporate restructurings, corporate governance, SEC and Sarbanes-Oxley compliance, acquisitions and other matters.
“Matt has more than 21 years of international legal and corporate management experience in technology, consumer goods, and media firms. His broad experience makes him an excellent choice to lead the group that attends to Brown-Forman’s legal affairs across the globe,” said Paul Varga, Brown-Forman’s chief executive officer.
Hamel joins Brown-Forman from Dow Jones & Company, where he served as associate general counsel and vice president, law, Enterprise Media Group. Prior to that position, he served as vice president, general counsel and secretary for Dow Jones Reuters Business Interactive LLC (Factiva), a privately-owned, multi-national joint venture specializing in selling online business information and research tools. Before joining Factiva, he worked for nearly seven years at Colgate-Palmolive Company as division general counsel, international business development. Earlier in his career, he was an associate with the law firm of White & Case, and represented clients from a variety of industries in such diverse markets as Warsaw, Stockholm, New York and Washington, D.C.

Hamel holds a B.A. degree in economics and political science from Yale University and a J.D. degree from the University of Chicago Law School. In addition, he was a Fulbright Scholar in Sweden.
Brown-Forman is a diversified producer and marketer of fine quality products including Jack Daniel’s, Southern Comfort, Finlandia Vodka, Tequila Herradura, el Jimador Tequila, Canadian Mist, Fetzer and Bolla Wines, and Korbel Champagne.